March 22, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20849
Mail Stop 3561

Commissioners:

We have read the statements made by Paradigm Ventures, Inc., which we understand will be filed with the Commission, pursuant to Item 5 of Form SB-1, as part of the Company's Registration Statement SB-1. We agree with the statements concerning our Firm in such SB-1.

Very Truly Yours,

Mark Shelly
CPA